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                                  [LETTERHEAD]


                                    Exhibit 5

January 8, 1998

Kellstrom Industries, Inc.
14000 N.W. 4 Street
Sunrise, Florida  33325

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Kellstrom Industries, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) $54,000,000 aggregate principal amount of the Company's 5 3/4% Convertible Subordinated Notes due 2002 (the "Notes"), (ii) 1,963,636 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Notes, plus such additional number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Note Shares"),
(iii) 758,785 shares of Common Stock which are initially issuable upon the exercise of warrants (the "Warrants"), plus such indeterminate number of shares of Common Stock as may become issuable upon exercise of the Warrants as a result of anti-dilution provisions (the "Warrant Shares") and (iv) 274,390 additional shares of Common Stock (the "Additional Shares," and together with the Note Shares and the Warrant Shares, the "Shares").

        We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Indenture under which the Notes were issued, the Warrants, the agreement pursuant to which the Additional Shares are to be issued in exchange for the surrender by the holder thereof of warrants (the "Exchange Warrants") to purchase 500,000 shares of Common Stock (the "Exchange Agreement"), the Restated Certificate of Incorporation of the Company and the By-Laws of the Company.

        Based on the foregoing, we advise you that in our opinion:

        1. The Notes are valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity, regardless of whether considered in equity or at law.





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Kellstrom Industries, Inc.
January 8, 1998

Page 2

        2. The Note Shares have been validly authorized and reserved for issuance and, when duly issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

        3. The Warrant Shares have been validly authorized and reserved for issuance and, when duly issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

        4. The Additional Shares have been validly authorized and reserved for issuance and, when duly issued and delivered in accordance with the terms of the Exchance Agreement will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

                                              Very truly yours,

                                              FULBRIGHT & JAWORSKI L.L.P.




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